Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Announces Agreement to Acquire SansRosa Pharmaceutical Development Inc.

Newtown, PA, December 15, 2005 – CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today announced that it had entered into a definitive agreement to acquire all the shares of SansRosa Pharmaceutical Development Inc. (“SansRosa”).  SansRosa is the assignee of various patent applications covering innovative methods for the treatment of redness associated with rosacea and other skin disorders.

Payment for shares of SansRosa will be made in installments tied to the achievement of various product development milestones.  CollaGenex will be solely responsible for product and clinical development.

CollaGenex will make an initial payment of $750,000 for 51% of the shares of SansRosa.  This payment will be made upon closing, which is expected to occur today.  The remaining shares will be purchased upon the achievement of various milestones.  If all milestones are achieved and a patented product is developed and approved for sale, CollaGenex will pay the shareholders of SansRosa an additional $4-$6 million.  The agreement also provides for earn-out payments linked to future product sales.

“The acquisition of this technology is another important step in executing our strategy to become a leader in providing innovative products to the dermatology market,” said Colin Stewart, president and chief executive officer of CollaGenex.  “SansRosa is an excellent fit for CollaGenex.  There are currently no effective treatments for the redness associated with rosacea and certain other dermatological conditions.  If successfully developed and approved, a topical product based on SansRosa’s technology would complement our existing pipeline, including Oracea™, which is currently under review by the FDA.”

Dr. Klaus Theobald, Chief Medical Officer of CollaGenex, commented:  “SansRosa’s proposed technology offers an elegant approach that, if successfully developed, would address a largely unmet medical need.”

“We are extremely pleased that CollaGenex will develop this exciting technology,” said Jack DeJovin, Founder of SansRosa.

About Rosacea

Rosacea is a condition that affects approximately 13.6 million adults in the U.S.  It affects primarily the face and is typically characterized by the appearance of inflammatory lesions (papules, pustules and nodules), erythema (skin redness) and telangiectasia (spider veins).  If allowed to progress to a moderate to severe condition, rosacea can cause itching, pain and thickening of the skin.

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company that provides innovative medical therapies to the dermatology market.  CollaGenex’s professional dermatology sales force markets Pandel® (a prescription topical corticosteroid licensed from Altana, Inc.), Alcortin™ (1% iodoquinol and 2% hydrocortisone, a prescription topical antifungal steroid combination licensed from Primus Pharmaceuticals Inc.) and Novacort™ (2% hydrocortisone acetate and 1% pramoxine HCl, a prescription topical steroid and anesthetic licensed from Primus Pharmaceuticals Inc.).  CollaGenex also sells Periostat®, which it developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis.  It also sells Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, which are products of QLT, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to retain non-antibiotic properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS™” compounds because they are Inhibitors of Multiple Proteases And CytokineS”) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the Restoraderm® technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects, including statements relating to the Company’s research, technology, future products and the market for them, its clinical trials and its future product development and introduction efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under the section “Additional Risks That May Affect Results”

as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  CollaGenex assumes no obligations to update the information included in this press release.

Periostat® and Restoraderm® are registered trademarks and SansRosa™, IMPACS™ and Oracea™ are trademarks of CollaGenex Pharmaceuticals, Inc.

Novacort™ and Alcortin ™ are trademarks of Primus Pharmaceuticals Inc.

Pandel® is a trademark of Taisho Pharmaceuticals.

Atridox®, Atrisorb® and Atrisorb-D® are registered trademarks of QLT USA, Inc.

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